Exhibit 99.2

AVENTAIL CORPORATION
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007

TABLE OF CONTENTS

Page No.
Unaudited Condensed Consolidated Balance Sheet	2
Unaudited Condensed Consolidated Statements of Operations for the six months ended
June 30, 2007 and 2006	3
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended
June 30, 2007 and 2006	4
Notes to Unaudited Condensed Consolidated Financial Statements	5-7

        AVENTAIL CORPORATION
        Unaudited Condensed Consolidated Balance Sheet
        June 30, 2007
  (in thousands, except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$232
Accounts receivable, net of allowance for doubtful accounts of $301	3,515
Inventory	620
Prepaid expenses and other current assets	504
Total current assets	4,871
Property and equipment, net	843
Other assets	236
Total assets	$5,950

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$779
Accrued liabilities	2,756
Line of credit	2,091
Deferred revenue	4,375
Total current liabilities	10,001
Deferred revenue, non-current	1,052
Total liabilities	11,053

Mandatorily redeemable convertible preferred stock and stockholders’ deficit
Mandatorily redeemable convertible preferred stock and convertible preferred stock	8
Common stock	1
Additional paid-in capital	139,070
Unearned compensation	(14)
Accumulated other comprehensive loss	27
Accumulated deficit	(144,195)
Total mandatorily redeemable convertible preferred stock and stockholders’ deficit	(5,103)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$5,950

        The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

        AVENTAIL CORPORATION
        Unaudited Condensed Consolidated Statements of Operations
   (in thousands)

	Six Months Ended
	June 30, 2007	June 30, 2006

Sales	$9,927	$9,067
Cost of sales	2,276	1,956
Gross profit	7,651	7,111
Operating expenses
Sales and marketing	5,974	7,001
Research and development	2,960	3,248
General and administrative	2,765	2,886
Total operating expenses	11,699	13,135
Loss from operations	(4,048)	(6,024)
Other income (expense)
Interest income	6	61
Interest expense	(188)	-
Gain (loss) on disposition of assets	2	(5)
Other income (expense)
Earn out related to sale of managed service business, net of related expenses	-	2,436
Other	(28)	-
Total other income (expense), net	(208)	2,492
Loss before provision for income taxes	(4,256)	(3,532)
Provision for income taxes	(42)	(32)
Net loss	$(4,298)	$(3,564)

        The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

        AVENTAIL CORPORATION
        Unaudited Consolidated Statements of Cash Flows
  (in thousands)

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash flows from operating activities
Net loss	$(4,298)	$(3,564)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	327	387
Non-cash interest expense	41	-
Other non-cash operating expenses	-	93
Provision for bad debts	-	30
Share-based compensation expense	40	95
(Gain) loss on disposition of assets	(2)	5
Changes in assets and liabilities
Accounts receivable	1,356	38
Inventory	188	82
Prepaid expenses and other current assets	326	219
Other assets	(46)	(100)
Accounts payable and accrued liabilities	351	(1,270)
Deferred revenue	(61)	1,083
Net cash used in operating activities	(1,778)	(2,902)

Cash flows from investing activities
Purchase of property and equipment	(401)	(167)
Net cash used in investing activities	(401)	(167)

Cash flows from financing activities
Borrowings on line of credit	5,832	-
Principal payments on line of credit	(3,741)	-
Exercise of common stock options	-	2
Principal payments on capital lease obligations	-	(4)
Net cash provided by (used in) financing activities	2,091	(2)
Effect of exchange rate changes on cash and cash equivalents	26	(8)
Net decrease in cash and cash equivalents	(62)	(3,079)

Cash and cash equivalents
Beginning of year	294	6,299
End of year	$232	$3,220

Supplemental cash flow information
Cash paid for interest	$72	$-
Cash paid for income tax	$43	$126

        The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

        AVENTAIL CORPORATION
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Unaudited Consolidated Condensed Financial Statements

The accompanying unaudited condensed consolidated financial statements prepared by Aventail Corporation (the “Company”), are unaudited and reflect all adjustments which are normal, recurring and, in the opinion of management, necessary for a fair statement of the financial position and the results of operations of the Company for the interim periods presented. The condensed consolidated statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, these statements do not include all information and footnotes required by generally accepted accounting principles. The results of operations for the six-month period ended June 30, 2007 are not necessarily indicative of the operating results to be expected for the full fiscal year or future operating periods.  The information included in this report should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2006, as filed under Exhibit 99.1 of this current report on Form 8-K/A.

2.	Consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and include the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

3.	Critical Accounting Policies

There have been no material changes to any of the Company’s critical accounting policies and critical accounting estimates as disclosed in its consolidated financial statements and notes thereto for the fiscal year ended December 31, 2006.

4.	Debt Facility

In October 2006, the Company entered into a $5 million secured credit facility with Silicon Valley Bank for general working capital purposes and other financing and investing activities.  All borrowings against the line of credit are advances against eligible customer receivables or advances against purchase commitments made by Megapath in its supply agreement with the Company.  All borrowings against the line of credit will accrue interest at a rate ranging from prime plus one quarter of one percent (0.25%) to prime plus one and three-eights of one percent (1.375%).  In addition, a collateral handling fee will be charged ranging from 0.10% to 0.25% per month of the financed receivable balance outstanding.

Approximately $2.1 million was outstanding against the credit facility at June 30, 2007. In connection with the acquisition of the Company as described in Note 9 of these financial statements, the principal and all accrued interest was repaid and the line of credit was closed in July 2007.

5.	Stockholders’ Deficit

Equity Incentive Plan

The Company has an equity incentive plan (the “Plan”) that provides for the issuance of restricted stock awards, as well as non-qualified and incentive stock options (“ISO”). The Company has approved 29,936,112 shares of common stock to be set aside pursuant to the Plan (as amended). Restricted stock awards may be granted to any employee, officer, director, consultant or advisor to the Company, and are subject to certain restrictions including transfer limitations and the Company’s right to repurchase all unvested shares in the event of employee termination. The restricted shares typically vest over a four-year period beginning at the date of issuance. Non-qualified stock options may be granted to any employee, officer, director, consultant or advisor to the Company. ISOs may be issued only to employees of the Company and have a maximum term of ten years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 36 months and expire ten years from the date of grant.

A summary of stock option activity, and related information for the six months ended June 30, 2007, is as follows:

	Shares Available for Grant	Outstanding Options	Weighted-Average Exercise Price per Share
Balances at December 31, 2006	4,468,289	14,197,139	$0.32
Options granted	(1,160,551)	1,160,551	$0.10
Options canceled	1,953,505	(1,953,505)	$0.12
Shares expired	(1,092,430)	-	-
Balances at June 30, 2007	4,168,813	13,404,185	$0.32

Shares exercisable at June 30, 2007		11,693,814	$0.35

Valuation and Expense Information under SFAS 123R

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. The impact on the Company’s results of operations was $15,000 and $8,000 for the six month period ended June 30, 2007 and 2006, respectively.

The assumptions used for the six-month periods ended June 30, 2007 and June 30, 2006 to estimate the fair value of stock options granted under the Company’s Plan are as follows:

Expected volatility	54.13%
Risk-free interest rate	4.78%
Expected life	5.72 years
Dividend yield	0%

The Company estimates the fair value of stock options using a Black-Scholes option-pricing model to determine the fair value of share-based awards under SFAS 123R. The Black-Scholes option-pricing model incorporates various and highly subjective assumptions including expected volatility, expected term and interest rates.

6.	Commitments and Contingencies

The Company is committed under non-cancelable operating leases for its current office space, which expires in 2012. The future minimum operating lease payments as of June 30, 2007 are as follows (in thousands of dollars):

2007	$257
2008	499
2009	519
2010	540
2011 and thereafter	654
$2,469

The Company has purchase commitments at June 30, 2007 valued at $373,000.

7.	Related Party Transactions

The Company has entered into certain co-location and service agreements with a stockholder. Rent and service fee expense under the agreements amounted to approximately $133,000 for the six months ended June 30, 2007.

8.	Income Taxes

As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves determining the Company’s income tax expense (benefit) together with calculating the deferred income tax expense (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income. The Company has had a full valuation allowance against its net deferred tax assets for all periods presented because the Company determined that it is more likely than not that all deferred tax assets will not be realized in the foreseeable future due to historical operating losses. The deferred tax assets related to the acquired companies, if and when realized, will reduce the amount of goodwill and intangibles recorded at the date of acquisition. Valuation allowances have been recorded for this portion of these deferred tax assets as a result of the uncertainties regarding realization of the assets based upon the limitation on the use of the net operating losses in the future. For the six month period ended June 30, 2007, the Company’s income before income taxes was earned in foreign jurisdiction.

9.	Subsequent Events

On June 12, 2007, the Company entered into an Agreement and Plan of Merger with SonicWALL, Inc. for approximately $25.0 million in cash for all outstanding common stock and redeemable convertible preferred stock.  This acquisition closed on July 10, 2007.